Exhibit 99.12

TRADE STYLE LETTER

December 21, 2007

Laurus Master Fund, Ltd.
Valens U.S. SPV I, LLC
Valens Offshore SPV II, Corp.
c/o Laurus Capital Management, LLC
335 Madison Avenue, 10th Floor
New York, New York 10017
Attention: Portfolio Services

Ladies and Gentlemen:

          Reference is made to the Security Agreement dated as of the date hereof (as amended, modified, supplemented and/or restated from time to time, the Security Agreement dated as of September 20, 2006 (as amended, restated, modified and/or supplemented from time to time, the “Security Agreement”) by and between Verso Technologies, Inc., a Minnesota corporation (“Verso”), certain Eligible Subsidiaries (as defined in the Security Agreement and, together with Verso, (the “Companies” and each a “Company”) and Laurus Master Fund, Ltd. (“Laurus”) as assigned in part by Laurus to Valens U.S. SPV I, LLC and Valens Offshore SPV II, Corp. (together, “Valens” and, collectively with Laurus, the “Creditor Parties” and each a “Creditor Party”) pursuant to that certain Assignment of Loans, Liens and Documents dated as of December 21, 2007 between Laurus and Valens. Capitalized terms used herein which are not defined shall have the meanings given to them in the Security Agreement.

          Among the Accounts in which the Creditor Parties are granted a security interest under the terms of the Agreements are or may be Accounts billed and/or to be billed under the trade names or trade styles set forth on the attached Schedule A (the “Trade Styles”) which Trade Styles are owned by one or more Companies.

          In order to induce the Creditor Parties to make advances against such Accounts and in consideration of the Creditor Parties so doing and/or the Creditor Parties having so done, each Company hereby warrants and confirms that for all purposes, Accounts heretofore or hereafter issued by such Company under the applicable Trade Style shall be deemed Accounts of such Company and shall be credited to the account of such Company with the Creditor Parties in the same manner that sales under such Company’s name are credited. Each Company further represents and warrants that the goods and/or services representing Accounts shall in all instances be the goods and/or services of such Company and all of the Creditor Parties’ rights under the Agreements and Ancillary Agreements are applicable thereto.

[Remainder of Page Intentionally Blank.]

          Without in any way limiting the generality of the foregoing, the rights of the Creditor Parties under the Agreements and the Ancillary Agreements to endorse the name of any Company on any and all checks or other forms of remittances received, whenever such endorsement is required to effectuate collection, is hereby extended to include the right on the Creditor Parties’ part to endorse the applicable Trade Style upon any such checks or other forms of remittance.

Very truly yours,

VERSO TECHNOLOGIES, INC.

By:	/s/ Martin D. Kidder

Name: Martin D. Kidder
Title: CFO

TELEMATE.NET SOFTWARE, INC.

By:	/s/ Martin D. Kidder

Name: Martin D. Kidder
Title: President

VERSO VERILINK, LLC

By:	/s/ Martin D. Kidder

Name: Martin D. Kidder
Title: President

SENTITO NETWORKS, INC.

By:	/s/ Martin D. Kidder

Name: Martin D. Kidder
Title: President

[Signatures continue on the following page.]

VERSO BACKHAUL SOLUTIONS, INC.

By:	/s/ Martin D. Kidder

Name: Martin D. Kidder
Title: President

SCHEDULE A

Trade Name/Trade Style

Verso Technologies, Inc.

Telemate.Net Software, Inc.

Verso Verilink, LLC

sentitO Networks, Inc.

Verso Backhaul Solutions, Inc.